Exhibit 99.1

Tucows Reports Continuing Strong Financial Results
for Fourth Quarter of 2012

– Company Achieves Eleventh Consecutive Quarter of Record Revenue and Generates Strong Cash Flow From Operations –

TORONTO, February 13, 2013 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2012. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Dec. 31, 2012 (unaudited)	3 Months Ended Dec. 31, 2011 (unaudited)	12 Months Ended Dec. 31, 2012 (unaudited)	12 Months Ended Dec. 31, 2011 (unaudited)
Net revenue	29,791	26,370	114,727	97,065
Income before provision for income taxes and change in fair value of forward exchange contracts	789	1,745	5,745	3,986
Net income and comprehensive income for the period	474	6,055	4,468	6,170
Net earnings per common share	$0.01	$0.11	$0.10	$0.12
Net cash provided by operating activities	2,022	2,683	6,343	5,885

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Dec. 31, 2012 (unaudited)	3 Months Ended Dec. 31, 2011 (unaudited)	3 Months Ended Dec. 31, 2012 (unaudited)	3 Months Ended Dec. 31, 2011 (unaudited)
Wholesale
Domain Services	22,391	20,742	18,893	17,347
Value-Added Services	2,705	2,186	456	435
Total Wholesale	25,096	22,928	19,349	17,782

Retail	3,628	1,432	2,454	549
Portfolio	1,067	2,010	201	179

Network, other costs	-	-	1,296	1,146
Network, depreciation and amortization costs	-	-	187	177
Total revenue/cost of revenue	29,791	26,370	23,487	19,833

NOTE: Beginning in the first quarter of 2012, Tucows reclassified its revenue streams into three distinct service offerings: Wholesale, Retail and Portfolio1. The realignment is intended to better reflect the manner in which these revenue streams are generated and assessed by management.

“Our performance in the fourth quarter and for the year underscores the consistency and reliability in our business, as well as our ability to deliver growth,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.  “All facets of our operations continue to perform well, although our results for the quarter were dampened by the timing of Portfolio revenues and vendor marketing programs. Moreover, our ability to generate cash enabled us to continue to deliver on our stated objective to return capital to shareholders, repurchasing an additional 14.1 million shares, or 26.3% of shares outstanding, since the beginning of 2012. In addition, our launch of Ting was a great example of our ability to introduce new services that have the opportunity generate meaningful growth with little capital expenditure or impact on ongoing costs."

“As we look ahead to 2013, our core businesses will continue to grow and Ting is on track to contribute to EBITDA in the coming years.  Despite a modest upfront investment and very little incremental ongoing expenses, we already consider Ting to be a success.  We continue to experience efficient customer acquisition costs and attractive gross margins. While we have kept our expectations modest, we’ve been pleasantly surprised by the reception and momentum Ting has experienced in the market."

"We continue to benefit from the efficiency in our business and remain well positioned to continue to deliver consistent, reliable performance, generate growth and build value for our shareholders."

Net revenue for the fourth quarter of 2012 increased 13% to a record $29.8 million from $26.4 million for the fourth quarter of 2011.

Net income and comprehensive income for the fourth quarter of 2012 was $0.5 million, or $0.01 per share, compared with $6.1 million, or $0.11 per share, for the fourth quarter of 2011, which included the recovery of $3.5 million in income taxes and the benefit of a gain on foreign exchange contracts of $0.8 million compared with a loss on foreign exchange contracts of $0.1 million in the fourth quarter of 2012. In addition, net income for the fourth quarter of 2012 was impacted by the timing of both vendor marketing programs and domain sales from inventory, which dampened the contribution from the Portfolio component of business.

Deferred revenue at the end of the fourth quarter of 2012 was $71.0 million, an increase of 3% from $69.2 million at the end of the fourth quarter of 2011 and a decrease of 3% from $73.3 million at the end of the third quarter of 2012.

Cash and cash equivalents at the end of the fourth quarter of 2012 were $6.4 million compared with $5.0 million at the end of the third quarter of 2012 and $6.4 million from the end of the fourth quarter of 2011.  During the fourth quarter of 2012, the Company generated cash flow from operations of $2.0 million compared with $2.7 million for the same quarter of 2011. During the quarter, the Company used $0.3 million for principal repayments under its credit facility and invested $0.3 million in equipment purchases.

1Service Offerings:  Wholesale, primarily branded as OpenSRS, is composed of revenue generated by the OpenSRS Domain Service and Other Value-Added Services, including hosted email, SSL and other trust certificates, bulk sale of domain names and advertising from the OpenSRS Domain Expiry Stream, web publishing tools, mobile phone services, third-party marketing funds, and billing software for ISPs.  Retail is primarily composed of services to individuals and small businesses, including Hover, which generates revenue from the sale of domain name registration and email, and Ting, which generates revenue from mobile phone services. Portfolio includes revenue generated by the resale of names from the domain name portfolio and advertising revenue from the Company’s domain name portfolio and two large advertising-supported websites.

As previously announced, subsequent to the end of the fourth quarter the Company completed the repurchase of 4.1 million of its shares at a purchase price of $1.50 per share for a total of $6.2 million under its modified “Dutch auction” tender announced on November 13, 2012. Since initiating its first share buyback program in February 2007, the Company has repurchased a total of 37.3 million shares through its buyback programs, representing 49% of the Company’s total shares outstanding at the end of December 2006.

Conference Call

Tucows management will host a conference call today, Wednesday, February 13, 2013 at 5:00 p.m. (ET) to discuss the Company’s fourth quarter 2012 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 95427084 followed by the pound key.  The telephone replay will be available until Wednesday, February 20, 2013 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market.  Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com